This prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
  Filed pursuant to Rule 424(b)(5)
 Registration No. 333-275471
Subject to Completion, dated November 13, 2023
PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED NOVEMBER 13, 2023

9,018,760 Shares
VIPER ENERGY, INC.
Class A Common Stock

The selling stockholder identified in this prospectus supplement is selling an aggregate of 9,018,760 shares of our Class A common stock. We will not receive any proceeds from the sale of shares of our Class A common stock in this offering.
Subject to the completion of this offering and as part of our stock repurchase program described in this prospectus supplement, we have agreed to purchase from the underwriter        shares of our Class A common stock that are subject to this offering from the underwriter at a price per share equal to the price per share paid by the underwriter to the selling stockholder in this offering (the “stock repurchase”). The closing of the stock repurchase is contingent on, among other things, the consummation of this offering.
Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “VNOM.” We converted into a Delaware corporation on November 13, 2023. Before that date, we were a Delaware limited partnership with common units representing limited partner interests listed on the NASDAQ Global Select Market under the symbol “VNOM.” On November 13, each outstanding common unit converted into one share of Class A common stock. On November 10, 2023, the last reported sales price of our predecessor’s common units was $30.15.
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and beginning on page 2 of the accompanying base prospectus.
The underwriter has agreed to purchase the shares of Class A common stock from the selling stockholder at a price of  $       per share, which will result in approximately $       million of proceeds, before expenses, to the selling stockholder.
The underwriter proposes to offer the shares of Class A common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”
Delivery of the shares of Class A common stock will be made on or about November , 2023 through the book-entry facilities of the Depository Trust Company.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
Barclays
The date of this prospectus supplement is November   , 2023.

PROSPECTUS SUPPLEMENT
PROSPECTUS
In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement or to which this prospectus supplement refers. None of the selling stockholder, underwriter or us have authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. None of the selling stockholder, underwriter or us take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. None of the selling stockholder, underwriter or us are making an offer of shares of our Class A common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Class A common stock. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. In the event that the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, or to which we have referred you. We have not, and the selling stockholder and the underwriter have not, authorized any other person to provide you with information different from that contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock. If anyone provides you with different or inconsistent information, you should not rely on it. You should read this entire prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, as well as the documents incorporated by reference herein and therein that are described under “Where You Can Find More Information” in the accompanying base prospectus and “Where You Can Find More Information” in this prospectus supplement. The selling stockholder and the underwriter are only offering to sell, and only seeking offers to buy, our Class A common stock in jurisdictions where offers and sales are permitted.
The information contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, or in any document incorporated herein or therein, is accurate and complete only as of the date hereof or thereof, respectively, regardless of the time of delivery of this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, or of any sale of our Class A common stock by the selling stockholder or the underwriter. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor the underwriter, nor any affiliate of either of us, is making any representation to you regarding the legality of an investment in our Class A common stock by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our Class A common stock. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.
Industry and Market Data
This prospectus supplement includes or incorporates by reference industry and market data and forecasts that we obtained from internal company surveys, publicly available information and industry publications and surveys. Our internal research and forecasts are based on management’s understanding of industry conditions, and such information has not been verified by independent sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, or the “Exchange Act”, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding our: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which we have mineral and royalty interests, developmental activity by other operators; reserve estimates and our ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions or divestitures); and plans and objectives of management are forward-looking statements. When used in this prospectus supplement, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to us are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although we believe that the expectations and assumptions reflected in our forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, forward-looking statements are not guarantees of our future performance. In particular, the factors discussed in this prospectus supplement under the heading “Risk Factors” and detailed in our Annual Report on Form 10-K for the year ended December 31, 2022, as may be supplemented in our subsequent Quarterly Reports on Form 10-Q and in our other periodic and current reports filed with the SEC, could affect our actual results and cause our actual results to differ materially from expectations, estimates or assumptions expressed, forecasted or implied in such forward-looking statements.
Factors that could cause the outcomes to differ materially include (but are not limited to) the following:
•
changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities;

•
the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions;

•
actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments;

•
changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates, inflation rates, instability in the financial sector and concerns over a potential economic downturn or recession;

•
regional supply and demand factors, including delays, curtailment delays or interruptions of production on our mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage;

•
federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations;

•
physical and transition risks relating to climate change;

•
restrictions on the use of water, including limits on the use of produced water by our operators and a moratorium on new produced water well permits recently imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin;

•
significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges;

•
changes in U.S. energy, environmental, monetary and trade policies;

•
conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development by our operators and environmental and social responsibility projects undertaken by Diamondback Energy, Inc. and our other operators;

S-iii

•
changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services impacting our operators;

•
changes in safety, health, environmental, tax, and other regulations or requirements impacting us or our operators (including those addressing air emissions, water management, or the impact of global climate change);

•
security threats, including cybersecurity threats and disruptions to our business from breaches of our information technology systems, or from breaches of information technology systems of our operators or third parties with whom we transact business;

•
lack of, or disruption in, access to adequate and reliable transportation, processing, storage, and other facilities impacting our operators;

•
severe weather conditions;

•
acts of war or terrorist acts and the governmental or military response thereto;

•
changes in the financial strength of counterparties to the credit agreement and hedging contracts of our operating subsidiary;

•
changes in our credit rating; and

•
other risks and factors disclosed in this prospectus supplement.

In light of these factors, the events anticipated by our forward-looking statements may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time. We cannot predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements we may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this prospectus supplement. All forward-looking statements speak only as of the date of this prospectus supplement or, if earlier, as of the date they were made. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” commencing on page S-6 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2022, subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC, which information is incorporated by reference in this prospectus supplement, for financial and other important information you should consider before investing in our Class A common stock.
References in this prospectus supplement to (i) the “Partnership” refers to Viper Energy Partners LP, the predecessor of Viper Energy, Inc., prior to its conversion from a Delaware limited partnership into a Delaware corporation, which conversion became effective on November 13, 2023, (ii) the “Operating Company” or “OpCo” refers to Viper Energy Partners LLC, the Company’s operating subsidiary, (iii) “Viper Energy,” “Viper,” “the Company,” “we,” “our,” “us” or like terms refer to (A) following the conversion, Viper Energy, Inc. individually and collectively with the Operating Company, as the context requires, and (B) before the conversion, the Partnership individually and collectively with the Operating Company, as the context requires, and (iv) “Diamondback” refers collectively to Diamondback Energy, Inc. and its subsidiaries other than the Company and the Operating Company.
Viper Energy, Inc.
We are a publicly traded Delaware corporation that owns and acquires mineral and royalty interests in oil and natural gas properties primarily in the Permian Basin. We operate in one reportable segment. Effective November 13, 2023, we converted our legal status from a Delaware limited partnership into a Delaware corporation. See “—Recent Developments—Conversion into Corporation.”
Our primary business objective is to provide an attractive return to our stockholders by focusing on business results, generating robust free cash flow, reducing debt and protecting our balance sheet, while maintaining a best-in-class cost structure. Our assets consist of mineral and royalty interests in oil and natural gas properties primarily in the Permian Basin in West Texas, substantially all of which are leased to working interest owners who bear the costs of operation and development.
We are currently focused primarily on oil and natural gas properties in the Permian Basin, which is one of the oldest and most prolific producing basins in North America. The Permian Basin, which consists of approximately 75,000 square miles centered around Midland, Texas, has been a significant source of oil production since the 1920s. The Permian Basin is known to have a number of zones of oil and natural gas bearing rock throughout.
On November 1, 2023, we acquired certain mineral and royalty interests from unrelated third-party sellers (the “Acquisition”), which Acquisition is described in more detail under “Recent Developments—Acquisition” below. As of November 1, 2023, after giving effect to the Acquisition, our footprint of mineral and royalty interests totaled approximately 34,500 net royalty acres, approximately 46% of which are operated by Diamondback. As of November 1, 2023, after giving effect to the Acquisition, there were 11,075 gross horizontal wells (231.4 net 100% royalty interest wells) producing on our mineral and royalty acreage, of which Diamondback was the operator of 1,782 wells.
Average net production during the third quarter of 2023 was approximately 40,446 BOE/d. For the nine months ended September 30, 2023, consolidated net income (including net income attributable to non-controlling interest) generated from these mineral and royalty interests was approximately $375.4 million and net income attributable to Viper Energy, Inc. was approximately $143.1 million. There are currently 73 rigs operating on our mineral and royalty acreage, ten of which are operated by Diamondback.
As of December 31, 2022, the estimated proved oil and natural gas reserves of our assets were 148,900 MBOE, based on reserve estimates prepared by our internal reservoir engineers and audited by Ryder Scott Company, L.P., an independent petroleum engineering firm. Of these reserves, approximately 72% were classified as proved developed producing reserves. Proved undeveloped, or PUD, reserves included in this estimate were from 525 gross horizontal well locations. As of December 31, 2022, our proved reserves were approximately 53% oil, 23% natural gas liquids and 24% natural gas.
Recent Developments
Conversion into Corporation
Effective as of 12:01 a.m. (Eastern Time) on November 13, 2023 (the “Effective Time”), we converted our legal status from a Delaware limited partnership into a Delaware corporation (the “Conversion”) and changed our name from Viper Energy Partners LP to Viper Energy, Inc. At the Effective Time, (i) each common unit representing limited partnership interests in Viper Energy Partners LP issued and outstanding immediately prior to the Effective Time converted into one issued and outstanding, fully paid and nonassessable share of Class A common stock, $0.000001 par value per share, of the Company (ii) each Class B unit representing limited partnership interests in Viper Energy Partners LP issued and outstanding immediately prior to the Effective Time converted into one issued and outstanding, fully paid and nonassessable share of Class B common stock, $0.000001 par value per share, of the Company and (iii) the general partner interest issued and outstanding immediately prior to the Effective Time was cancelled. Similar to Class B units before the Conversion, each share of Class B common stock is exchangeable, at the discretion of the holder of such share of Class B common stock, together with one OpCo unit, into one share of Class A common stock. Holders of Class B common stock have the same preferred distribution and liquidation preference rights as those provided under the limited partnership agreement of the Partnership prior to the Conversion. Diamondback and its wholly owned subsidiary Diamondback E&P LLC collectively own approximately 56% of the outstanding shares of common stock post-Conversion (the same equity ownership as immediately prior to the Conversion). As a result, we are currently a “controlled company” within the meaning of the corporate governance standards of Nasdaq and qualify for certain exemptions from the corporate governance rules of the NASDAQ Global Select Market.
2031 Notes Offering
On October 19, 2023, we completed an offering (the “2031 Notes Offering”) of $400.0 million aggregate principal amount of 7.375% Senior Notes maturing on November 1, 2031 (the “2031 Notes”). We received net proceeds of approximately $394.4 million from the 2031 Notes Offering. We loaned the net proceeds to OpCo, which used the proceeds to partially fund the cash portion of the Acquisition as defined and discussed further below. The 2031 Notes are senior unsecured obligations of the Company, initially guaranteed on a senior unsecured basis by OpCo, and will pay interest semi-annually. Diamondback does not guarantee the 2031 Notes. In the future, each of the Company’s restricted subsidiaries that either (i) guarantees any of its or a guarantor’s indebtedness, or (ii) is a domestic restricted subsidiary and is an obligor with respect to any indebtedness under any credit facility, will be required to guarantee the 2031 Notes.
Viper Issuance of Common Units to Diamondback
On October 31, 2023, we issued approximately 7.22 million of our common units (which were converted into the same number of shares of Class A common stock in the Conversion) to Diamondback at a price of $27.72 per unit for total net proceeds of approximately $200.0 million pursuant to a common unit purchase and sale agreement entered into with Diamondback on September 4, 2023 (the “Diamondback Issuance”). The net proceeds of the Diamondback Issuance were used to fund a portion of the cash consideration for the Acquisition.
The Acquisition
On November 1, 2023, we and our operating subsidiary OpCo acquired all mineral and royalty interests from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP (collectively, the “Sellers,” and affiliates of Warwick Capital Partners and GRP Energy Capital) under the terms of that certain Purchase and Sale Agreement, dated as of September 4, 2023 (the “Purchase and Sale Agreement”), by and among us, OpCo and the Sellers. Consideration for the Acquisition consisted of

$750.0 million in cash and the issuance of an aggregate of 9,018,760 common units (which were converted into the same number of shares of our Class A common stock in the Conversion) to the Sellers, all of which are being offered for sale in this offering by the selling stockholder. We funded the cash consideration for the Acquisition with a combination of cash on hand, proceeds received from the issuance of the 2031 Notes and the Diamondback Issuance and borrowings under our revolving credit facility.
At the closing of the Acquisition, we entered into a registration rights agreement with Sellers and Warwick Royalty and Mineral Master Fund LP, dated as of November 1, 2023 (the “Registration Rights Agreement”), pursuant to which on November 13, 2023, we filed a shelf registration statement registering for resale the shares of Class A common stock issued in the Acquisition, which registration statement became automatically effective upon filing. This offering is being conducted pursuant to the exercise of the demand right under the Registration Rights Agreement by the selling stockholder. See “Selling Stockholder” for additional information.
In this prospectus supplement, we collectively refer to the Conversion, the 2031 Notes Offering, the Diamondback Issuance and the Acquisition as the “Recent Transactions.”
Estimated Pro Forma Cash Flows and Production
After giving pro forma effect to the Acquisition as if it had occurred on January 1, 2023, we would have had approximately 1,835 MBOE of aggregate incremental production during the nine months ended September 30, 2023. Assuming (i) an average realized price, (ii) production and ad valorem taxes and (iii) cash general and administrative expenses for this additional production equal to ours for the same period ($50.00 per BOE, $3.67 per BOE and $0.55 per BOE, respectively), we would have realized additional cash flows from operating activities for the nine months ended September 30, 2023 of approximately $84.0 million attributable to the Acquisition.
Estimated Pro Forma Acreage and Reserves
After giving pro forma effect to the Acquisition, as of September 30, 2023, our mineral and royalty interests would have totaled approximately 31,800 net royalty acres in the Permian Basin, approximately 50% of which are operated by Diamondback. After giving pro forma effect to the Acquisition, our estimated proved developed reserves as of December 31, 2022 would have totaled 61,943 MBbls of oil, 196,126 MMcf of natural gas and 30,582 MBbls of natural gas liquids, for a total of 125,213 MBOE. Our estimated proved undeveloped reserves as of December 31, 2022 would have totaled 29,682 MBbls of oil, 71,480 MMcf of natural gas and 12,941 MBbls of natural gas liquids, for a total of 54,537 MBOE. Our estimated net proved reserves as of December 31, 2022 would have totaled 91,625 MBbls of oil, 267,606 MMcf of natural gas and 43,523 MBbls of natural gas liquids, for a total of 179,750 MBOE. These estimates are based on (i) a reserve report prepared by our internal reservoir engineers as of December 31, 2022 and audited by Ryder Scott Company, L.P. with respect to our 2022 year-end reserves and (ii) a reserve report prepared by DeGolyer and MacNaughton Corp, an independent petroleum engineering firm, as of December 31, 2022 with respect to the reserves attributable to the mineral and royalty interests subject to the Acquisition.
PV-10 Reconciliation
The following table reconciles the standardized measure of discounted future net cash flows, a GAAP financial measure, to PV-10, a non-GAAP financial measure for us and Sellers, on a historical basis and on a pro forma combined basis. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP. See also “Use of Non-GAAP Measures” included elsewhere in this offering memorandum.
	December 31, 2022
	Viper Historical	Sellers Historical	Pro Forma Combined
	(in thousands)
Standardized measure of discounted future net cash flows after taxes	$3,454,096	$855,639	$4,309,735
Add: Present value of future income tax discounted at 10%	647,757	4,054	651,811
PV-10	$4,101,853	$859,693	$4,961,546

The pro forma information presented above is based solely on our internal evaluation and interpretation of reserves, production and other information provided to us by our counterparties in the course of our due diligence with respect to the Acquisition and has not been independently verified or estimated. These forecasted amounts are based on various assumptions, including, among others, the level of Diamondback’s (and our other operators’) capital spending, commodity prices, rig availability, services availability, proppant availability, takeaway capacity as well as other factors. To the extent any of these factors change adversely, these estimates may not be achieved. Our actual operating results and financial condition may differ materially from these estimates.
Principal Executive Offices and Internet Address
Our principal executive offices are located at 500 West Texas Avenue, Suite 100, Midland, Texas 79701, and our phone number is (432) 221-7400. Our website address is www.viperenergy.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement or the accompanying base prospectus.

THE OFFERING
Class A common stock offered by the selling stockholder
9,018,760 shares.
Class A common stock to be repurchased by us
                shares.
Class A common stock to be outstanding after this offering and the stock repurchase shares.
Use of proceeds
We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholder in this offering. See “Use of Proceeds.”
Dividend policy
Under our current dividend policy, we pay quarterly base plus variable cash dividends on our Class A common stock. Future base and variable dividends are at the discretion of our board of directors. The outstanding shares of Class B common stock are entitled to an aggregate quarterly cash dividend of $20,000, which is consistent with the distribution rights with respect to Class B units prior to the Conversion. See “Dividend Policy.”
Stock repurchase
Subject to the completion of this offering and as part of our stock repurchase program described in this prospectus supplement, we have agreed to purchase            shares of our Class A common stock that are subject to this offering from the underwriter at a price per share equal to the price per share paid by the underwriter to the selling stockholder in this offering. No underwriting fee, discount or commission will be paid to the underwriter with respect to the shares repurchased by us in this offering. The closing of the stock repurchase is contingent on, among other things, the consummation of this offering.
Transfer Agent
Computershare Trust Company, National Association
Listing and trading symbol
Shares of our Class A common stock are listed on The Nasdaq Global Select Market under the symbol “VNOM.”
Risk Factors
You should carefully read and consider the information set forth under the heading “Risk Factors” and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from the filings we make with the SEC, as well as all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our Class A common stock.
Settlement
Delivery of the shares is expected to be made against payment therefor on or about November   , 2023. See “Underwriting.”

RISK FACTORS
An investment in our Class A common stock involves risks. You should carefully consider the factors disclosed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023, and Exhibit 99.2 to our Current Report on Form 8-K, filed with the SEC on November 13, 2023, and other factors discussed in our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 3, 2023, August 3, 2023 and November 8, 2023, respectively, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in any subsequent filings made with the SEC prior to the filing of this prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before investing in our Class A common stock. You should also consider similar information contained in any annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by us with the SEC after the date of this prospectus supplement before deciding to invest in our Class A common stock. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. If any of these risks occur, our business, financial condition or results of operation could be materially and adversely affected. The risks described in the documents incorporated by reference herein and therein are not the only risks facing us. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment.
Risks Related to the Acquisition
We may be unable to realize anticipated cash flows or other benefits from the Acquisition.
Our ability to achieve the anticipated benefits from the Acquisition will depend in part upon an assessment of several factors, including:
•
recoverable reserves;

•
future natural gas and oil prices and their appropriate differentials;

•
existing and future production on the mineral and royalty acreage subject to the Acquisitions and the operators’ plans with respect to such acreage;

•
any title defects; and

•
environmental and other regulatory, permitting and similar matters.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed a review of the subject properties that we believe to be generally consistent with industry practices. Our review may not reveal all existing or potential problems or permit us to become sufficiently familiar with the assets to fully assess their deficiencies and potential recoverable reserves. Inspections will not always be performed on every well or pipeline, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The integration process may be subject to delays or changed circumstances, and we can give no assurance that the acquired mineral and royalty interests will generate cash flow in accordance with our expectations. Significant acquisitions, including the Acquisition, and other strategic transactions may involve other risks that may cause our business to be adversely impacted, including:
•
diversion of our management’s attention to evaluating and negotiating significant acquisitions and strategic transactions; and

•
the failure to realize the full benefit that we expect in estimated proved reserves, production volume or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

Fraudulent conveyance laws may allow courts, under specific circumstances, to void the Acquisition and require Sellers to return the consideration received for the Acquisition.
The Acquisition may be subject to claims that it should be limited, subordinated or voided under applicable law in favor of Sellers. These laws include those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose or benefit, preservation of share capital, thin capitalization and defenses affecting the rights of creditors generally. In general, under fraudulent conveyance and similar laws, a court might void or otherwise decline to enforce the Acquisition if it found that when we entered into the Acquisition, Sellers received less than reasonably equivalent value or fair consideration for the Acquisition and one of the following is true:
•
Sellers were insolvent or rendered insolvent by reason of the consummation of the Acquisition;

•
Sellers were engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;

•
Sellers intended to, or believed or reasonably should have believed that it would, incur debts beyond its ability to pay such debts as they mature; or

•
Sellers were defendants in an action for money damages, or had a judgment for money damages docketed against them if, in either case, after final judgment, the judgment is unsatisfied (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

A court might also void the Acquisition without regard to the above factors if such court found that Sellers consummated the Acquisition with actual intent to hinder, delay or defraud their creditors.
The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. In the event of a finding that a fraudulent conveyance or transfer has occurred, a court may void, or hold unenforceable, the Acquisition. A court may void or hold unenforceable the Acquisition, which could adversely impact the price of our Class A common stock.
Misrepresentations made to us by Sellers could cause us to incur substantial financial obligations and harm our business.
If we were to discover that there were misrepresentations made to us by Sellers or its representatives regarding Sellers, we would explore all possible legal remedies to compensate us for any loss, including our rights to indemnification under the purchase agreement for the Acquisition. However, there is no assurance that legal remedies would be available or collectible. If such unknown liabilities exist and we are not fully indemnified for any loss that we incur as a result thereof, we could incur substantial financial obligations, which could materially adversely affect our financial condition and harm our business.
The reserve, production and other data and estimates with respect to the assets acquired in the Acquisition is based primarily on information provided by Sellers. We have not yet verified these data and estimates and cannot assure you that actual results will not differ materially.
Sellers have represented that the assets subject to the Acquisition contain a specified number of net royalty acres, gross and net wells as well as net horizontal well locations. Based on information from Sellers, we believe that production on the mineral and royalty acreage subject to the Acquisition is expected to be approximately 4,750 Bo/d (approximately 8,500 BOE/d) for full year 2024, based on existing production and conservative timing assumptions on current work-in-progress locations. However, none of the above information has been verified by us or our independent reserve engineers and could prove to be inaccurate, and in some instances materially so. We have limited recourse against Sellers should any of these estimates or other data prove to be inaccurate. Likewise, we may not be able to achieve our 2024 production estimates. We cannot assure you that we will achieve the results estimated by us with respect to the assets acquired in the Acquisition.

Risks Related to the Conversion and Investment in our Class A Common Stock
Because we are a “controlled company” as defined in the Nasdaq listing standards, you may not have protection of certain corporate governance requirements which otherwise are required by Nasdaq’s rules.
Under Nasdaq’s rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. We are a controlled company because Diamondback and its wholly owned subsidiary Diamondback E&P LLC together hold more than 50% of our voting power. For so long as we remain a controlled company, we are not required to comply with certain corporate governance requirements, and are permitted to elect to rely, and may rely, on certain exemptions from certain corporate governance requirements, including:
•
our board of directors is not required to be comprised of a majority of independent directors;

•
our board of directors is not subject to the compensation committee requirement; and

•
we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

We have not taken advantage of the exemption to have a majority of independent directors. However, we initially intend to rely upon the exemption to having a compensation committee and the exemption to director nominees being selected by independent directors. As a result, to the extent that we take advantage of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. Although we do not currently intend to take advantage of the controlled company exemptions, except as set forth above, we cannot assure you that, in the future, we will not seek to take advantage of these exemptions. If we cease to be a “controlled company” in the future, we will be required to comply with the Nasdaq listing standards, which may require development of certain other governance-related policies and practices. These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on our resources.
Diamondback controls us and its interests may conflict with ours or yours in the future.
Similar to its equity position in the Partnership pre-Conversion, Diamondback beneficially owns approximately 56% of the voting power of our capital stock. For so long as Diamondback continues to have voting power over a significant percentage of our capital stock, even if such amount is less than 50%, it will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval. Although the holders of our common stock will be entitled to vote on all matters on which stockholders of a corporation are generally entitled to vote on under the Delaware General Corporation Law (the “DGCL”), including the election of our board of directors, pursuant to our certificate of incorporation, for so long as Diamondback and any of its subsidiaries collectively beneficially own at least 25% of our outstanding common stock (i) Diamondback will have the right to designate up to three persons to serve as members of our board of directors and (ii) our board of directors may not appoint any person other than a Diamondback seconded employee as an executive officer of our company unless such appointment is approved, in advance, by either (x) Diamondback (which approval may not be unreasonably withheld or conditioned) or (y) the affirmative vote of the holders of at least 80% of the voting power of our capital stock. Initially, there will be two Diamondback designees to our board of directors—Travis Stice and Kaes Van’t Hof. Further, in connection with the Conversion, we have entered into a Services and Secondment Agreement with Diamondback E&P LLC and OpCo that went into effect at the Effective Time, pursuant to which Diamondback will continue to provide personnel and general and administrative services to us and OpCo, including the services of the executive officers and other employees, in substantially the same manner after the Effective Time as Diamondback provided to the Partnership before the Conversion. Accordingly, Diamondback will have significant influence with respect to our board of directors, management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as Diamondback continues to beneficially own a significant percentage of our capital stock, it will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our company and ultimately might affect the market price of our common stock.
The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against us and our directors, officers and stockholders.
Our certificate of incorporation requires, to the fullest extent permitted by law, that any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, arising out of or relating in any way to our certificate of incorporation or any of our stock may only be brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction. This provision may have the effect of discouraging lawsuits against us and our directors, officers and stockholders.
Our certificate of incorporation does not limit the ability of Diamondback and certain of its directors, principals, officers, employees and their respective affiliates to compete with us.
Our certificate of incorporation provides that none of Diamondback, any of its directors, principals, officers employees or respective affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. In the ordinary course of their business activities, these persons may engage in activities where their interests conflict with our interests or those of our other stockholders.
These persons also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, these persons may have an interest in our pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to our common stockholders.
Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.
Our certificate of incorporation and bylaws contain provisions that may make the merger or acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:
•
would allow us to authorize the issuance of shares of one or more series of preferred stock, including in connection with a stockholder rights plan, financing transactions or otherwise, the terms of which series may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•
prohibit stockholder action by written consent unless such action is consented to by the board of directors;

•
provide for certain limitations on convening special stockholder meetings;

•
provide (i) that the board of directors is expressly authorized to make, alter, or repeal our bylaws and (ii) that our stockholders may only amend our bylaws with the approval of at least a majority of all of the outstanding shares of our capital stock entitled to vote; and

•
establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Further, as a Delaware corporation, we are also subject to provisions of Delaware law which may impede or discourage a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or could negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.
We may fail to realize the anticipated benefits of the Conversion or those benefits may take longer to realize than expected or not offset the costs of the Conversion, which could have a material and adverse impact on the trading price of our securities.
We believe that the Conversion will, among other things, improve our trading liquidity, provide our stockholders with enhanced corporate governance rights, expand our investor base and drive greater value for our stockholders over time. However, the level of investor interest in our Class A common stock may not meet our expectations. For example, benchmark stock indices may change their eligibility requirements in a manner that is adverse to us or otherwise determine not to include our Class A common stock. Moreover, even if we succeed in having our shares of Class A common stock included in key stock indices, this may not result in the increased demand for our stock that we anticipate. Consequently, we may fail to realize the anticipated benefits of the Conversion or those benefits may take longer to realize than we expect. Moreover, there can be no assurance that the anticipated benefits of the Conversion will offset its costs, which could be greater than we expect. Our failure to achieve the anticipated benefits of the Conversion at all or in a timely manner, or a failure of any benefits realized to offset its costs, could have a material and adverse impact on the trading price of our securities.
Our ability to pay dividends to the holders of our Class A common stock may be limited by requirements under our certificate of incorporation, our holding company structure, applicable provisions of Delaware law and contractual restrictions or obligations.
Our current dividend policy is consistent with the Partnership’s pre-Conversion distribution policy. That is, we intend to pay a base dividend, as well as a variable dividend that takes into account capital returned to stockholders via our stock repurchase program. Under our certificate of incorporation, we are required to pay a quarterly preferred dividend in respect of our Class B common stock in the aggregate amount of $20,000 per quarter, which is consistent with the Partnership’s pre-Conversion preferred distribution requirement. Other than that preferred dividend requirement, we are not required to pay dividends to our stockholders on a quarterly or other basis, and declaration of any other dividends in the future will be solely in the discretion of our board of directors, which may change our dividend policy at any time. Our ability to pay cash dividends to holders of our Class A common stock depends on a number of factors, including among other things, general economic and business conditions, our strategic plans and prospects, our businesses and investment opportunities, our financial condition and operating results, capital requirements and other anticipated cash needs, contractual restrictions and obligations, legal, tax and regulatory restrictions and other factors.
Additionally, as a holding company, our ability to pay dividends will be subject to the ability of our operating subsidiary OpCo and any future subsidiaries to provide cash to us. Viper Energy, Inc. has no material assets other than its membership interest in OpCo, which holds all of the mineral and royalty interests and other assets consolidated on our balance sheet.
Under the DGCL we may only pay dividends to our stockholders out of (i) our surplus, as defined and computed under the provisions of the DGCL or (ii) our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If we do not have sufficient surplus or net profits, we will be prohibited by law from paying any such dividend. In addition, the terms of OpCo’s revolving credit facility include, and any other debt instruments or financing arrangements may from time to time include, covenants or other restrictions that could constrain our ability to pay dividends, make other distributions or repurchase shares of our Class A common stock. Our certificate of incorporation contains provisions authorizing us to issue series of preferred stock that may have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our Class A common stock.
Furthermore, by making cash dividends to our stockholders rather than investing that cash in our businesses, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund future acquisitions, new investments or other capital requirements.

The market price of our Class A common stock could be adversely affected by sales of substantial amounts of our Class A common stock in the public or private markets.
Sales by holders of a substantial number of our Class A common stock in the public markets, or the perception that such sales might occur, could have a material adverse effect on the price of our Class A common stock or could impair our ability to obtain capital through an offering of equity securities.

USE OF PROCEEDS
The selling stockholder identified in this prospectus supplement is selling all of the shares of Class A common stock being sold in this offering. Accordingly, we will not receive any proceeds from the sale of shares of our common stock in this offering. See “Selling Stockholder” and “Underwriting.”
DIVIDEND POLICY
The Company’s current dividend policy is consistent with the Partnership’s pre-Conversion distribution policy. That is, we intend to pay a base dividend, as well as a variable dividend that takes into account capital returned to stockholders via our stock repurchase program. We currently intend to pay quarterly variable dividends of at least 75 percent of our available cash less the base dividend declared and the amount paid in stock repurchases as part of our buyback program for the applicable quarter.
Our available cash and the available cash of the Operating Company for each quarter is determined by our board of directors following the end of such quarter. We expect that our available cash will generally equal the Adjusted EBITDA attributable to Viper Energy, Inc. for the applicable quarter, less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that our board of directors deems necessary or appropriate, lease bonus income (net of applicable taxes), distribution equivalent rights payments and preferred distributions.
The percentage of cash available for distribution by the Operating Company pursuant to the distribution policy may change quarterly to enable the Operating Company to retain cash flow to help strengthen our balance sheet while also expanding the return of capital program through our stock repurchase program.
We are required to pay a quarterly preferred dividend in respect of our Class B common stock in the aggregate amount of $20,000 per quarter, which is consistent with the Partnership’s pre-Conversion preferred distribution requirement. Other than that preferred dividend requirement, we are not required to pay dividends to our common stockholders on a quarterly or other basis, and declaration of any other dividends in the future will be solely in the discretion of our board of directors.
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as net income (loss) attributable to Viper Energy, Inc. plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, and provision for (benefit from) income taxes.
STOCK REPURCHASE PROGRAM
The board of directors of the general partner of the Partnership previously authorized a $750.0 million common unit repurchase program, of which $287.1 million of common units were repurchased through September 30, 2023. This program has been ratified and continued by our board of directors with respect to our Class A common stock. As of November   , 2023, after giving effect to the stock repurchase, $      million would have remained available for future repurchases under our stock repurchase program. The stock repurchase program has no time limit and may be suspended, modified, or discontinued by our board of directors at any time.

CAPITALIZATION
The following table sets forth, as of September 30, 2023, our cash and cash equivalents and capitalization (i) on a historical basis and (ii) on an as adjusted basis after giving effect to the Recent Transactions.
You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, which is incorporated by reference into this prospectus supplement, for additional information.
	As of September 30, 2023
	Actual	As Adjusted
Cash and cash equivalents(1)	$146,814	$50,978
Long-term debt:
Revolving credit facility(2)	250,000	268,568
Unamortized debt issuance costs	(1,104)	(6,682)
Unamortized discount	(3,565)	(3,565)
2027 Notes	430,350	430,350
2031 Notes	—	400,000
Total long-term debt	675,681	1,088,671
Stockholders’ equity:
General partner	589	0
Class A common stock, $0.000001 par value, 1,000,000,000 shares authorized, 70,861,557 shares issued and outstanding(3)	712,728	1,014,975(4)
Class B common stock, $0.00000 par value, 1,000,000,000 shares authorized, 90,709,946 shares issued and outstanding(3)	757	757(4)
Total Viper Energy, Inc. stockholders’ equity	714,074	1,015,732
Non-controlling interest	1,704,501	1,856,853
Total equity	2,418,575	2,872,585
Total Capitalization	$3,094,256	3,961,256

(1)
As of November 10, 2023, we had $13.2 million in cash and cash equivalents.

(2)
As of November 10, 2023, we had $180.0 million of borrowings outstanding under OpCo’s revolving credit facility. As of that date, the borrowing base under OpCo’s revolving credit facility was $1.3 billion, the aggregate elected commitment amount was $850.0 million and we had $670.0 million available for future borrowings under OpCo’s revolving credit facility.

(3)
Reflects common units and Class B units as of September 30, 2023 and shares of Class A common stock and Class B common stock on an adjusted basis to give effect to the Conversion effective on November 13, 2023. As of September 30, 2023, after giving effect to the Recent Transactions, the total Class A common stock outstanding would have been 87,095,324 shares.

(4)
Gives effect to the Conversion.

SELLING STOCKHOLDER
The following table presents information regarding the selling stockholder in this offering and the shares that the underwriter has agreed to purchase from the selling stockholder. Pursuant to the Registration Rights Agreement, we have paid or will pay, as applicable, all expenses relating to the registration, offering and listing of these shares, except that the selling stockholder will pay any underwriting fees, discounts and commissions, placement fees of underwriter, broker commissions, transfer taxes and certain attorneys’ fees. Pursuant to the terms of the Registration Rights Agreement, we have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act, and the selling stockholder has agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholder expressly for use in this prospectus supplement. We will not receive any proceeds from the sale of our common stock by the selling stockholder.
We prepared the table based on information provided to us by the selling stockholder. We have not sought to verify such information.
Except as otherwise indicated, the selling stockholder has sole voting and dispositive power with respect to such shares.
	Shares Beneficially Owned Prior to this Offering(1))		Shares Offered in this Offering	Shares Beneficially Owned After this Offering(1)
Name of Selling Stockholder	Number	Percent(2)		Number(3)	Percent(2)(3)
Warwick Royalty and Mineral Master Fund LP(4)	9,018,760	10.4%	9,018,760	—	—%

(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)
Percentage of beneficial ownership is based upon 87,144,273 shares of Class A common stock outstanding as of November 13, 2023.

(3)
Assumes the selling stockholder disposes of all of the shares of Class A common stock covered by this prospectus supplement and does not acquire beneficial ownership of any additional shares of our Class A common stock.

(4)
Warwick Royalty and Mineral Fund GP Limited (“Fund GP”) is the general partner of Master Fund. Alfredo Mattera and Ian Burgess share the power to make voting and investment decisions with regard to Fund GP. As such, each of Messrs. Mattera and Burgess may be deemed to beneficially own the reported securities. The address of each of the above entity or person is c/o Corporation Service Company, 251 Little Fall Drive, Wilmington, New Castle County, Delaware 19808.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary does not address all aspects of U.S. federal income taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal estate or gift tax laws that may be relevant to non-U.S. holders. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):
•
banks, insurance companies or other financial institutions;

•
tax-exempt or governmental organizations;

•
certain former citizens or long-term residents of the United States;

•
qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•
dealers or brokers in stock or securities or foreign currencies;

•
persons whose functional currency is not the United States dollar;

•
traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•
“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
persons subject to the alternative minimum tax;

•
partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•
persons that hold or are deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•
persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and

•
persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Corporate Status
Prior to the Conversion, we were a Delaware limited partnership that elected to be treated as a corporation for U.S. federal income tax purposes effective on May 10, 2018. Because we are already treated as a corporation for U.S. federal income tax purposes, we expect that the Conversion will not impact our current tax status as a corporation. As a result, distributions on our Class A common stock will continue to be treated as distributions on corporate stock for U.S. federal income tax purposes.
Non-U.S. Holder Defined
A non-U.S. holder for purposes of this discussion is a beneficial owner of our Class A common stock and who is not, for U.S. federal income tax purposes, a partnership or any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) whose administration is subject to the primary supervision of a U.S. court and that has one or more United States persons (as defined under the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.
Distributions
Distributions with respect to our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its Class A common stock (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its Class A common stock will be treated as gain from the sale of such Class A common stock and will have the tax consequences described below under “Gain on Disposition of Class A Common Stock.” The rules applicable to distributions by a United States real property holding corporation (a “USRPHC”) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.
Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Class A common stock, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.
Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for exemption. If a non-U.S. holder is a corporation, it may also be subject to a “branch profits tax” (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain on Disposition of Class A Common Stock
Subject to the withholding requirements under FATCA (as defined below), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:
•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
our Class A common stock constitute a United States real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A common stock continue to be “regularly traded on an established securities market” (within the meaning of U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If our Class A common stock were not considered to be “regularly traded on an established securities market” during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such non-U.S. holder (regardless of the percentage of our Class A common stock owned) would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those distributions. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.
Payments of distributions to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS

Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the rate of 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any distributions paid on our Class A common stock, and subject to the discussion of certain proposed Treasury regulations below, on the gross proceeds from a disposition of our Class A common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying each direct and indirect substantial United States owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.
The U.S. Treasury released proposed Treasury regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Class A common stock. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Holders are encouraged to consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA with respect to them.
INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING
Barclays Capital Inc. is acting as the underwriter in this offering. Under the terms and subject to the conditions contained in the underwriting agreement to be entered into in connection with this offering, the selling stockholder identified in this prospectus supplement has agreed to sell, and the underwriter has agreed to purchase from the selling stockholder, 9,018,760 shares of our Class A common stock.
The underwriting agreement provides that the underwriter is obligated to purchase all the shares of Class A common stock in the offering if any are purchased.
The underwriter proposes to offer the shares of Class A common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of Class A common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may affect such transactions by selling shares of Class A common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of Class A common stock for whom it may act as agent or to whom it may sell as principal.
Subject to the completion of this offering and as part of our stock repurchase program described in this prospectus supplement, we have agreed to purchase      shares of our Class A common stock that are subject to this offering from the underwriter at a price per share equal to the price per share paid by the underwriter to the selling stockholder in this offering. No underwriting fee, discount or commission will be paid to the underwriter with respect to the shares repurchased by us in this offering. The closing of the stock repurchase is contingent on, among other things, the consummation of this offering. In addition, the closing of this offering is conditioned on the satisfaction or waiver of various conditions.
Pursuant to the Registration Rights Agreement, we agreed to pay all expenses relating to the registration, offering and listing of these shares, including the expenses of this offering, except that the selling stockholder will pay any underwriting fees, discounts and commissions, placement fees of the underwriter, broker commissions, transfer taxes and certain attorney’s fees. We estimate that our out-of-pocket expenses for this offering will be approximately $280,000. We have also agreed to reimburse the underwriter for certain of its expenses in an amount up to $       as set forth in the underwriting agreement.
The selling stockholder will receive all of the proceeds from this offering and we will not receive any proceeds from the sale of shares in this offering.
In connection with this offering, we agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Barclays Capital Inc. for a period of 45 days after the date of this prospectus supplement.
We and the selling stockholder have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.
Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “VNOM.” We converted into a Delaware corporation on November 13, 2023. Before that date, we were a Delaware limited partnership with common units representing limited partner interests listed on the NASDAQ Global Select Market under the symbol “VNOM.” On November 13, each outstanding common unit converted into one share of Class A common stock. On November 10, 2023, the last reported sales price of our predecessor’s common units was $30.15.
The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriter and certain of its affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, including our predecessor, and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the issuer. The underwriter and certain of its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
In connection with the offering the underwriter may engage in stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. If the underwriter sells more shares than could be purchased under the underwriting agreement, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriter to reclaim a selling concession from a broker/dealer when the shares originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

•
In passive market making a market maker in the Class A common stock who is an underwriter or prospective underwriter may, subject to limitations, make bids for or purchases of our Class A common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.
A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter that will make internet distributions on the same basis as other allocations.

Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each a Member State), no Class A common stock has been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our Class A common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
(b)   by the underwriter to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior written consent of the representatives for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of our Class A common stock shall result in a requirement for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Member State who initially acquires any of our Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged, and agreed with us and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any of our Class A common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior written consent of the representatives has been obtained to each such proposed offer or resale.
We, the underwriter and its affiliates, and others will rely upon the truth and accuracy of the foregoing representations, acknowledgments, and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any of our Class A common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for our Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
(a)   to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)   in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or FSMA;

provided that no such offer of the shares shall require us or the underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Hong Kong
Our Class A common stock may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Class A common stock may not be circulated or distributed, nor may our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (2) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where our Class A common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired our
Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where our Class A common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired our Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The common stock has not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Switzerland
Our Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, our company or our Class A common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of our Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our Class A common stock.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia
No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (“the Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act. Any offer in Australia of our Class A common stock may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Brazil
No securities may be offered or sold in Brazil, except in circumstances that do not constitute a public offering or unauthorized distribution under Brazilian laws and regulations. The securities have not been, and will not be, registered with the Comissão de Valores Mobiliários.
The People’s Republic of China
This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.
Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of Class A common stock offered by this prospectus or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

LEGAL MATTERS
The validity of the shares of our common stock being offered has been passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Latham & Watkins LLP will act as counsel to the underwriter with respect to this offering. Certain legal matters relating to the selling stockholder will be passed upon by Kirkland & Ellis LLP.
EXPERTS
The audited financial statements of Viper Energy Partners LP (now known as Viper Energy, Inc.) and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited combined financial statements of Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
Information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests of the Company is based upon estimates of such reserves, future production and income audited by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2022 and prepared by Ryder Scott Company, L.P. as of December 31, 2021 and 2020. This information is incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.
Information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests acquired by the Company from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP on November 1, 2023 is based upon estimates of such reserves, future production and income prepared by DeGolyer and MacNaughton, an independent petroleum engineering firm, as indicated in their summary reports, as of December 31, 2022 and 2021. This information is included or incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.
WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below that we have filed with the SEC.
•
Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed on May 3, 2023;

•
Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed on August 3, 2023;

•
Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed on November 8, 2023;

•
Current Reports on Form 8-K filed on March 30, 2023, June 6, 2023, September 7, 2023, September 28, 2023, October 12, 2023 (two reports), October 17, 2023, October 25, 2023, November 2, 2023, November 7, 2023 and November 13, 2023 and on Form 8-K/A filed on November 13, 2023; and

•
The description of our securities (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K (File 001-36505) filed on November, 13, 2023).

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus supplement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement, unless otherwise indicated on such Form 8-K.
We will furnish without charge to you, on written or oral request, a copy of any documents incorporated by reference, including any exhibits to such documents. You should direct any requests for documents to Teresa L. Dick, Executive Vice President, Chief Financial Officer and Assistant Secretary of Viper Energy, Inc., 900 NW 63rd St., Suite 200, Oklahoma City, Oklahoma 73116; telephone: (432) 221-7400.

Prospectus
Up to 9,018,760 Shares
Viper Energy, Inc.
Class A Common Stock
This prospectus relates to the proposed resale from time to time of up to 9,018,760 shares of our Class A common stock, par value $0.000001 per share (the “Class A common stock”). Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP (“Sellers”) and their designee identified herein (the “selling stockholders”) acquired these shares from us on November 1, 2023 in connection with the closing of our acquisition of all of the mineral and royalty interests from Sellers under the terms and conditions of the purchase and sale agreement (the “Purchase and Sale Agreement”), dated as of September 4, 2023 by and among us, our operating subsidiary Viper Energy Partners LLC (“OpCo”) and Sellers.
The selling stockholders may offer and sell or otherwise dispose of their shares of our Class A common stock described in this prospectus from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of Class A common stock.
We will not receive any proceeds from the sale of the shares by the selling stockholders.
Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “VNOM.” We converted into a Delaware corporation on November 13, 2023. Before that date, we were a Delaware limited partnership with common units representing limited partner interests listed on The Nasdaq Global Select Market under the symbol “VNOM.” On November 13, 2023, each outstanding common unit was converted into one share of Class A common stock. On November 10, 2023, the last reported sales price of our predecessor’s common units was $30.15 per unit. Our principal executive offices are located at 500 West Texas, Suite 100, Midland, Texas 79701, and our telephone number is (432) 221-7400.
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 2.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 13, 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act), using a “shelf” registration process.
You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.
The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.
References in this prospectus or any prospectus supplement to (i) the “Partnership” refers to Viper Energy Partners LP, the predecessor of Viper Energy, Inc., prior to its conversion from a Delaware limited partnership into a Delaware corporation, which conversion became effective on November 13, 2023, (ii) the “Operating Company” or “OpCo” refers to Viper Energy Partners LLC, the Company’s operating subsidiary, (iii) “Viper Energy,” “Viper,” “the Company,” “we,” “our,” “us” or like terms refer to (A) following the conversion, Viper Energy, Inc. individually and collectively with the Operating Company, as the context requires, and (B) before the conversion, the Partnership individually and collectively with the Operating Company, as the context requires, and (iv) “Diamondback” refers collectively to Diamondback Energy, Inc. and its subsidiaries other than the Company and the Operating Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including documents incorporated by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, or the “Exchange Act”, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding our: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which we have mineral and royalty interests, developmental activity by other operators; reserve estimates and our ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions or divestitures); and plans and objectives of management are forward-looking statements. When used in this prospectus, including documents incorporated by reference, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to us are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although we believe that the expectations and assumptions reflected in our forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, forward-looking statements are not guarantees of our future performance. In particular, the factors discussed in this prospectus under the heading “Risk Factors” and detailed in our Annual Report on Form 10-K for the year ended December 31, 2022, as may be supplemented in our subsequent Quarterly Reports on Form 10-Q and in our other periodic and current reports filed with the SEC, could affect our actual results and cause our actual results to differ materially from expectations, estimates or assumptions expressed, forecasted or implied in such forward-looking statements.
Factors that could cause our outcomes to differ materially include (but are not limited to) the following:
•
changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities;

•
the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions;

•
actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments;

•
changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates, inflation rates, instability in the financial sector and concerns over a potential economic downturn or recession;

•
regional supply and demand factors, including delays, curtailment delays or interruptions of production on our mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage;

•
federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations;

•
physical and transition risks relating to climate change;

•
restrictions on the use of water, including limits on the use of produced water by our operators and a moratorium on new produced water well permits recently imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin;

•
significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges;

•
changes in U.S. energy, environmental, monetary and trade policies;

•
conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development by our operators and environmental and social responsibility projects undertaken by Diamondback Energy, Inc. and our other operators;

•
changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services impacting our operators;

•
changes in safety, health, environmental, tax, and other regulations or requirements impacting us or our operators (including those addressing air emissions, water management, or the impact of global climate change);

•
security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or from breaches of information technology systems of third parties with whom we transact business;

•
lack of, or disruption in, access to adequate and reliable transportation, processing, storage, and other facilities impacting our operators;

•
failures or delays in achieving expected reserve or production levels from existing and future oil and natural gas developments, including due to operating hazards, drilling risks, or the inherent uncertainties in predicting reserve and reservoir performance;

•
severe weather conditions;

•
acts of war or terrorist acts and the governmental or military response thereto;

•
changes in the financial strength of counterparties to the credit agreement and hedging contracts of our operating subsidiary;

•
changes in our credit rating;

•
the risk factors discussed in Item 1A of Part I of our Annual Report on Form 10-K incorporated by reference into this prospectus; and

•
other risks and factors disclosed in this prospectus or incorporated by reference therein.

In light of these factors, the events anticipated by our forward-looking statements may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time. We cannot predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements we may make. Accordingly, you should not place undue reliance on any forward-looking statements made or incorporated by reference in this prospectus. All forward-looking statements speak only as of the date of this prospectus or, if earlier, as of the date they were made. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

OUR COMPANY
We are a publicly traded Delaware corporation that owns and acquires mineral and royalty interests in oil and natural gas properties primarily in the Permian Basin. We operate in one reportable segment. On November 13, 2023, we converted our legal status from a Delaware limited partnership into a Delaware corporation. See “Recent Developments — Conversion into Corporation” below.
Our principal executive offices are located at 500 West Texas, Suite 100, Midland, Texas, and our telephone number at that address is (432) 221-7400. Our website address is www.viperenergy.com. Information contained on our website does not constitute part of this prospectus.
Recent Developments
Conversion into Corporation
Effective as of 12:01 a.m. (Eastern Time) on November 13, 2023 (the “Effective Time”), we converted our legal status from a Delaware limited partnership into a Delaware corporation (the “Conversion”) and changed our name from Viper Energy Partners LP to Viper Energy, Inc. At the Effective Time, (i) each common unit representing limited partnership interests in Viper Energy Partners LP issued and outstanding immediately prior to the Effective Time converted into one issued and outstanding, fully paid and nonassessable share of Class A common stock, $0.000001 par value per share, of the Company, (ii) each Class B unit representing limited partnership interests in Viper Energy Partners LP issued and outstanding immediately prior to the Effective Time converted into one issued and outstanding, fully paid and nonassessable share of Class B common stock, $0.000001 par value per share, of the Company and (iii) the general partner interest issued and outstanding immediately prior to the Effective Time was cancelled. Similar to Class B units before the Conversion, each share of Class B common stock is exchangeable, at the discretion of the holder of such share of Class B common stock, together with one OpCo unit, into one share of Class A common stock. Holders of Class B common stock have the same preferred distribution and liquidation preference rights as those provided under the limited partnership agreement of the Partnership prior to the Conversion. Diamondback and its wholly owned subsidiary Diamondback E&P LLC collectively own approximately 56% of the outstanding shares of common stock post-Conversion (the same equity ownership as immediately prior to the Conversion). As a result, we are currently a “controlled company” within the meaning of the corporate governance standards of Nasdaq and qualify for certain exemptions from the corporate governance rules of The Nasdaq Global Select Market.
Acquisition
On November 1, 2023, we acquired all mineral and royalty interests from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP (collectively, “Sellers,” and affiliates of Warwick Capital Partners and GRP Energy Capital) pursuant to a definitive purchase and sale agreement for approximately 9,018,760 common units (which converted into the same number of shares of our Class A common stock in the Conversion) and $750.0 million in cash, subject to customary post-closing adjustments (the “Acquisition”). The mineral and royalty interests acquired in the Acquisition represent approximately 4,600 net royalty acres in the Permian Basin, plus approximately 2,700 additional net royalty acres in other major basins. The cash consideration for the Acquisition was funded through a combination of cash on hand, borrowings under OpCo’s revolving credit facility, proceeds from our $400.0 million senior notes issuance completed on October 19, 2023 and proceeds from our $200.0 million common unit issuance to Diamondback completed on October 31, 2023.
At the closing of the Acquisition, we entered into a registration rights agreement with Sellers and Warwick Royalty and Mineral Master Fund LP, pursuant to which (i) they received certain demand and piggyback registration rights and (ii) we agreed to file with the SEC, subject to Sellers’ delivery of certain financial statements for the assets acquired by us in the Acquisition and certain other conditions, within the time frame specified therein, a shelf registration statement registering for resale common units (which converted into shares of Class A common stock at the Effective Time of the Conversion), cause such shelf registration statement to be declared effective promptly thereafter and cause such securities to be listed on The Nasdaq Global Select Market (the “Registration Rights Agreement”). For additional information regarding the Registration Rights Agreement, see “Selling Stockholders.”

RISK FACTORS
Investment in our Class A common stock involves certain risks. You should carefully consider the factors disclosed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023, and Exhibit 99.2 to our Current Report on Form 8-K, filed with the SEC on November 13, 2023, and other factors discussed in our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 3, 2023, August 3, 2023 and November 8, 2023, respectively, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in any subsequent filings made with the SEC prior to the filing of this prospectus, including those incorporated by reference into this prospectus, before investing in our Class A common stock. You should also consider similar information contained in any annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by us with the SEC after the date of this prospectus before deciding to invest in our Class A common stock. We will also include in any prospectus supplement a description of any other risk factors applicable to an offering contemplated by such prospectus supplement. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
All of the shares of Class A common stock covered by this prospectus are being offered and sold by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the Class A common stock by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” for additional information.

SELLING STOCKHOLDERS
We have prepared this prospectus to allow the selling stockholders identified below to offer and sell from time to time up to an aggregate of 9,018,760 shares of our Class A common stock for their own account, which securities were issued to Warwick Royalty and Mineral Master Fund LP (the “Master Fund”), as Sellers’ designee, to hold such securities on behalf of Sellers, on November 1, 2023 under the Purchase and Sale Agreement.
At closing of the Acquisition, we entered into a registration rights agreement with Sellers and Warwick Royalty and Mineral Master Fund LP (each of which is referred to herein as the selling stockholder), pursuant to which (i) the selling stockholders received certain demand and piggyback registration rights with respect to the securities acquired in the Acquisition and (ii) we agreed to file with the SEC, subject to Sellers’ delivery of certain financial statements for the assets acquired in the Acquisition and certain other conditions, (x) within 5 days of the closing of the Acquisition (“Closing”) or such financial statement delivery (in the event they are delivered after Closing) or (y) if we have announced a conversion from a Delaware limited partnership into a Delaware corporation within 3 days following Closing, then the first day following the effective date of the Conversion, a shelf registration statement registering for resale common units received by Master Fund on behalf of Sellers in the Acquisition (which converted into the same number of shares of Class A common stock in the Conversion), cause such shelf registration statement to be declared effective promptly thereafter and cause such securities to be listed on The Nasdaq Global Select Market (the “Registration Rights Agreement”).
We also agreed, subject to the termination provisions discussed below, to use our reasonable best efforts to keep such registration statement current and effective (or file a new shelf registration statement, if applicable, upon expiration of the preceding shelf registration statement) until such time as the Registrable Securities (as such term is defined in the Registration Rights Agreement) (i) have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) have been distributed, or may legally be distributed without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or (iii) have been transferred or sold to any person to whom the rights under the Registration Rights Agreement are not assigned in accordance with the Registration Rights Agreement. The Registration Statement and our obligations to keep the shelf registration statement effective will terminate upon the date when there shall no longer be any such Registrable Securities outstanding. Under the Registration Rights Agreement, the selling stockholders may request to sell all or any portion of their shares issued in the Acquisition in an underwritten offering that is registered pursuant to the shelf registration statement; provided, however, that the selling stockholders, in the aggregate, will be entitled to make a demand for a total of only two underwritten shelf takedowns and only if the proceeds from the sale of such shares of Class A common stock in such underwritten shelf takedowns (before the deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $100.0 million.
We have prepared this prospectus and the registration statement of which it is a part to fulfill our registration requirements under the Registration Rights Agreement with respect to an aggregate of 9,018,760 shares of our Class A common stock beneficially owned by the selling stockholders.
Pursuant to the Registration Rights Agreement, we will pay all expenses relating to the registration, offering and listing of these shares, except that the selling stockholders will pay any underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions, transfer taxes and certain attorney’s fees. Pursuant to the terms of the Registration Rights Agreement, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders expressly for use in this prospectus.
As used herein, the term “selling stockholder” includes the Master Fund, holding shares of Class A common stock on behalf of Sellers, and certain affiliates and permitted transferees as set forth in the Registration Rights Agreement. This prospectus does not cover subsequent sales of Class A common stock purchased from the selling stockholders identified in this prospectus.

The following table sets forth the maximum number of shares of our Class A common stock that may be sold by or on behalf of each selling stockholder under the registration statement of which this prospectus forms a part. For purposes of the table below, we assume that the Master Fund, on behalf of Sellers, will sell all of the shares of Class A common stock covered by this prospectus. We cannot predict when or in what amount the Master Fund, on behalf of Sellers, may sell any of the shares offered in this prospectus, if at all. The table or the related footnotes also set forth the name of each selling stockholder on which behalf the Master Fund may be selling the shares covered by this prospectus, the nature of any position, office or, if applicable, any other material relationship which such selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our Class A common stock to be held by the Master Fund on behalf of such selling stockholder after completion of the offering.
We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the Master Fund, on behalf of Sellers, may have sold or transferred some or all of the shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.
Except as otherwise indicated, the Master Fund has sole voting and dispositive power with respect to the shares included in the table below.
	Shares Beneficially Owned Prior to this Offering(1))		Shares Offered in this Offering	Shares Beneficially Owned After this Offering(1)
Name of Selling Stockholder	Number	Percent(2)		Number(3)	Percent(2)(3)
Warwick Royalty and Mineral Master Fund LP(4)	9,018,760	10.4%	9,018,760	—	—%

(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)
Percentage of beneficial ownership is based upon 87,144,273 shares of Class A common stock outstanding as of November 13, 2023.

(3)
Assumes the selling stockholder disposes of all of the shares of Class A common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares of our Class A common stock.

(4)
Warwick Royalty and Mineral Fund GP Limited (“Fund GP”) is the general partner of Master Fund, which holds the shares covered by this prospectus on behalf of Sellers. Alfredo Mattera and Ian Burgess share the power to make voting and investment decisions with regard to Fund GP. As such, each of Messrs. Mattera and Burgess may be deemed to beneficially own the reported securities. The address of each of the above entity or person is c/o Corporation Service Company, 251 Little Fall Drive, Wilmington, New Castle County, Delaware 19808.

DESCRIPTION OF CAPITAL STOCK
The following description of our Class A common stock, certificate of incorporation and our bylaws are summaries thereof and are qualified by reference to our certificate of incorporation and our bylaws, copies of which have been filed with the SEC.
Authorized Capital Stock
As of the date of this prospectus, our authorized capital stock consists of (i) 1,000,000,000 shares of Class A common stock, with par value of $0.000001 per share, (ii) 1,000,000,000 shares of Class B common stock, with par value of $0.000001 per share (together with the Class A common stock, the “common stock”), and (iii) 100,000,000 shares of preferred stock, par value $0.000001 per share. Each share of Class B common stock is exchangeable, at the discretion of the holder of such share of Class B common stock, together with one OpCo unit, into one share of Class A common stock.
Common Stock
Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of Class A common stock and Class B common stock vote together as a single class. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of the board of directors can elect all the directors to be elected at that time, and, in such event, the holders of the remaining shares will be unable to elect any directors to be elected at that time. Our certificate of incorporation denies stockholders any preemptive rights to acquire or subscribe for any stock, obligation, warrant or other securities of ours. Holders of shares of our common stock have no redemption or conversion rights nor are they entitled to the benefits of any sinking fund provisions.
In the event of our liquidation, dissolution or winding up, the remaining assets of the Company available for distribution shall (i) first be distributed, pari passu, to the holders of Class B common stock, ratably in proportion to the number of shares of Class B common stock, until the holders of all outstanding Class B common stock have received $0.014 (which amount is adjusted accordingly in the case of any stock split, subdivision or combination with respect to Class B common stock) in respect of each share of Class B common stock then outstanding and (ii) then be distributed, pari passu, to the holders of all outstanding shares of Class A common stock, ratably in proportion to the number of shares of Class A common stock.
Holders of record of shares of Class A common stock are entitled to receive dividends when and if declared by the board of directors out of any assets legally available for such dividends, subject to (i) the rights of all outstanding shares of capital stock ranking senior to the common stock in respect of dividends and (ii) to any dividend restrictions contained in debt agreements. Holders of Class B common stock are entitled to receive a mandatory cash dividend, paid quarterly, in an amount per share of Class B common stock equal to (A) $20,000 divided by (B) the number of shares of Class B common stock then outstanding. All outstanding shares of Class A common stock and Class B common stock are fully paid and nonassessable. As of November 13,2023, there were 87,144,273 shares of Class A common stock and 90,709,946 shares of Class B common stock outstanding.
Preferred Stock
Our board of directors is authorized to issue up to 100,000,000 shares of preferred stock in one or more series. The board of directors may fix for each series:
•
the distinctive serial designation and number of shares of the series;

•
the voting powers and the right, if any, to elect a director or directors;

•
the terms of office of any directors the holders of preferred shares are entitled to elect;

•
the dividend rights, if any;

•
the terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

•
the liquidation preferences and the amounts payable on dissolution or liquidation;

•
the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and

•
any other terms or provisions which the board of directors is legally authorized to fix or alter.

We do not need stockholder approval to issue or fix the terms of the preferred stock. The actual effect of the authorization of the preferred stock upon your rights as holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, your voting power, liquidation preference or other rights could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company. We currently have no outstanding preferred stock and have no present plans to issue any shares of preferred stock.
Related Party Transactions and Corporate Opportunities
Subject to the limitations of applicable law, our certificate of incorporation, among other things:
•
permits us to enter into transactions with entities in which one or more of our officers or directors are financially or otherwise interested so long as it has been approved by our board of directors;

•
permits certain of our stockholders, officers and directors, including our non-employee directors, to conduct business that competes with us and to make investments in any kind of property in which we may make investments; and

•
provides that if certain of our officers or directors, including our non-employee directors, becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director or officer solely in his or her capacity as our director or officer), that director or officer will have no duty to communicate or offer that opportunity to us, and will be permitted to communicate or offer that opportunity to any other entity or individual and that director or officer will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary duty to us or our stockholders regarding the opportunity or (ii) acted in bad faith or in a manner inconsistent with our best interests.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws
Some provisions of our certificate of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.
Undesignated preferred stock.   The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.
Stockholder meetings.   Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, by a resolution adopted by a majority of our board of directors, assuming there are no vacancies or by the Chairman of the Board following receipt of a written request of one or more stockholders holding at least 20% of the issued and outstanding common stock, subject to the procedures set forth in our bylaws.
Requirements for advance notification of stockholder nominations and proposals.   Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.
Board Designees.   Pursuant to our bylaws, Diamondback has the right to designate up to three persons to serve as directors for so long as Diamondback along with its affiliates collectively own at least 25% of the outstanding common stock.
Stockholder action by written consent.   Our certificate of incorporation provides that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board. This provision, which may not be amended except by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board.
Amendment of the bylaws.   Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors, assuming there are no vacancies. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
Removal of Director.   Our certificate of incorporation provides that members of our board of directors may only be removed by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
Additionally, an increase in the number of authorized shares of our common stock, could be used to make it more difficult to, or discourage an attempt to, obtain control of our company by means of a takeover bid that our board of directors determines is not in our best interests or the best interests of our stockholders. However, our board of directors does not intend or view the proposed increase in authorized common stock as an anti-takeover measure and did not propose the increase in response to any attempt or plan to obtain control of the company.
The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Choice of Forum
Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; or (iv) any action asserting a claim against us pertaining to internal affairs of our corporation. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.
Listing
Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “VNOM.”
Transfer Agent and Registrar
Computershare Trust Company, National Association is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION
The selling stockholders, which term as used in this prospectus includes the selling stockholders listed in the table under the heading “Selling Stockholders” and the other permitted transferees, successors and assigns of the selling stockholders pursuant to the Registration Rights Agreement selling Class A common stock covered by this prospectus received by such permitted transferees, successors and assigns after the date of this prospectus by operation of law, may, from time to time, sell, transfer or otherwise dispose of any or all of the Class A common stock offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which such Class A common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale.
The selling stockholders may use any one or more of the following methods when disposing of the offered Class A common stock:
•
sales on The Nasdaq Stock Market LLC or any national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale;

•
an over-the-counter sale or distribution;

•
underwritten offerings;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades (which may involve crosses) in which the broker-dealer will attempt to sell the Class A common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales effected after the date of this prospectus;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree to sell a specified number of such Class A common stock at a stipulated price per share;

•
through the distributions of the shares by any selling stockholder to its general or limited partners, members, managers affiliates, employees, directors or stockholders;

•
in option transactions;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

The selling stockholders may elect to make an in-kind distribution of their shares of Class A common stock to their respective members, partners or stockholders. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable shares of our common stock pursuant to the distribution through this registration statement.
The selling stockholders may also sell the shares of Class A common stock under Rule 144 or any other exemption from registration under the Securities Act, if, when and to the extent such exemption is available to them at the time of such sale, rather than under this prospectus.

The selling stockholders also may transfer their shares of Class A common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of Class A common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the Class A common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell Class A common stock short and deliver these shares to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Class A common stock from time to time under this prospectus, or, to the extent required under the applicable securities laws, under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act.
If the selling shareholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Class A common stock.
Pursuant to the Registration Rights Agreement, we will pay all expenses relating to the registration, offering and listing of these shares, except that the selling stockholders will pay any underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions, transfer taxes and certain attorney’s fees. Pursuant to the terms of the Registration Rights Agreement, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders expressly for use in this prospectus.
Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares of Class A common stock may not simultaneously engage in market making activities with respect to the Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
There can be no assurances that the selling stockholders will sell, nor are the selling stockholders required to sell, any or all of the securities offered under this prospectus.
To the extent required pursuant to the Registration Rights Agreement, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. If required, we may add permitted transferees, successors and donees by prospectus supplement in instances where the permitted transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus. Permitted transferees, successors and assigns of identified selling stockholders may not be able to use this prospectus for resales until they are named in the selling stockholders table by prospectus supplement or post-effective amendment. See “Selling Stockholders.”

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the Class A common stock offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the Class A common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.
You can also find our SEC filings on our website at www.viperenergy.com. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except as indicated below with respect to Item 2.02 or Item 7.01 of Form 8-K):
•
our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023;

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 3, 2023, August 3, 2023 and November 8, 2023, respectively;

•
our Current Reports on Form 8-K filed on March 30, 2023, June 6, 2023, September 7, 2023, September 28, 2023, October 12, 2023 (two reports), October 17, 2023, October 25, 2023, November 2, 2023, November 7, 2023 and November 13, 2023 and on Form 8-K/A filed on November 13, 2023; and

•
the description of our capital stock contained in Exhibit 99.1 to our Form 8-K (File No. 001-36505, filed with the SEC on November 13, 2023.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus or any prospectus supplement, unless otherwise indicated on such Form 8-K.
We will furnish without charge to you, on written or oral request, a copy of any documents incorporated by reference, including any exhibits to such documents. You should direct any requests for documents to Teresa L. Dick, Executive Vice President, Chief Financial Officer and Assistant Secretary, Viper Energy, Inc., 900 NW 63rd St., Suite 200 Oklahoma City, Oklahoma 73116 (432) 221-7400; telephone: (432) 221-7400.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the Class A common stock to be offered hereby by the selling stockholders will be passed upon by Akin Gump Strauss Hauer & Feld LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.
EXPERTS
The audited financial statements of Viper Energy Partners LP (now known as Viper Energy, Inc.) and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited combined financial statements of Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP incorporated by reference into this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
Information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests of the Company is based upon estimates of such reserves, future production and income audited by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2022 and prepared by Ryder Scott Company, L.P. as of December 31, 2021 and 2020. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.
Information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests acquired by the Company from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP on November 1, 2023 is based upon estimates of such reserves, future production and income prepared by DeGolyer and MacNaughton, an independent petroleum engineering firm, as indicated in their summary reports, as of December 31, 2022 and 2021. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.

VIPER ENERGY, INC.